As filed with the Securities and Exchange Commission on August 21, 2008.

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8
Registration Statement Under
the Securities Act of 1933

CPI CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	43-1256674
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1706 Washington Avenue
St. Louis, Missouri  63103-1790
(Address of Principal Executive Offices)

CPI CORP. OMNIBUS INCENTIVE PLAN
(Full Title of the Plan)

Jane Nelson, General Counsel
1706 Washington Avenue
St. Louis, Missouri  63103-1790
(Name and Address of Agent For Service)

(314) 231-1575
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.40 per share (including Series A Preferred Stock Purchase Rights)(3)	800,000	$12.59	$10,072,000	$396.00
_______________________
(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended ("Securities Act"), this registration statement also covers an indeterminate amount of shares which may be issued if the anti-dilution and adjustment provisions of the plan become operative.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the  Securities Act of 1933 on the basis of the average high and low prices of the shares of Common Stock as reported on  the New York Stock Exchange on August 19, 2008.

(3)	Prior to the occurrence of certain events, the Series A Preferred Stock Purchase Rights will not be traded separately from the Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

                The following documents are also incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
(b)	Quarterly report on Form 10-Q for the quarter ended April 26, 2008;

(c)	Current Reports on Form 8-K filed with the Commission on April 16, 2008 (with respect to Items 4.02 and 5.02 only), April 24, 2008, May 5, 2008 and July 23, 2008; and

(d)
The description of the Registrant’s Common Stock is contained in the Registrant’s Registration Statement filed pursuant to Section 12 of the Exchange Act, and is incorporated in this Registration Statement by reference, including any subsequent amendments or reports filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

       Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other  subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Names Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

        Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

        Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

        Registrant's Certificate of Incorporation provides that a director of the corporation shall not be held personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability  (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,  (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this paragraph by  the  stockholders of the corporation shall not adversely affect any right or protection of any director of the corporation existing at the time of, or for or with respect to any acts or omissions occurring prior to, such repeal or modification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Articles of Incorporation of the Company, incorporated by reference to CPI Corp.’s Annual Report for fiscal year 1989 on Form 10-K filed 4/30/90.

4.2	Bylaws of the Company, incorporated by reference to CPI Corp.’s Current Report on Form 8-K, Exhibit 3.2, filed with the Securities and Exchange Commission on June 5, 2007.

4.3
Form of Rights Agreement, dated as of March 13, 2000, between CPI Corp. and Harris Trust and Savings Bank, incorporated herein by reference to Exhibit 1 to CPI Corp.’s Form 8-A filed with the Commission on March 15, 2000, as thereafter amended.

5	Opinion of McDermott, Will & Emery*

23.1	Consent of KPMG LLP*

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the  Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 14th day of August, 2008.

CPI CORP.

By:	/s/ Dale Heins
Dale Heins
Senior Vice President, Finance,
Chief Financial Officer/Treasurer

POWER OF ATTORNEY

We, the undersigned officers and directors of CPI Corp., hereby severally constitute Renato Cataldo, Jr.  and Dale Heins and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and generally to do all such things in our name and behalf in the capacities indicated below to enable CPI Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated as of August 14, 2008.

Signature		Title

/s/	David M. Meyer	Chairman of the Board of Directors
(David M. Meyer)

/s/	Renato Cataldo, Jr., Pharm.D.	President and Chief Executive Officer
(Renato Cataldo, Jr., Pharm.D.)

/s/	James J. Abel	Director
(James J. Abel)

/s/	Peter A. Feld	Director
(Peter A. Feld)

/s/	Michael S. Koeneke	Director
(Michael S. Koeneke)

/s/	John Turner White, IV	Director
(John Turner White, IV)

/s/	Dale Heins	Senior Vice President, Finance,
	(Dale Heins)	Chief Financial Officer

/s/	Rose O'Brien	Vice President, Corporate Controller
	(Rose O'Brien)	and Principal Accounting Officer